Exhibit 1.1

DEED

Date	: 11 June 2009
Number	: =118=

NOTARY SUTJIPTO, S.H., M.Kn.

DECREE OF THE MINISTER OF JUSTICE

OF THE REPUBLIC OF INDONESIA

NO. : M – 13 – HT/03.05 – TH. DATED: 11 APRIL 1988

REGISTERED AS CAPITAL MARKET SUPPORTING PROFESSION

NUMBER 11/STTD-N/PM/1996, DATED 20 MARCH 1996

MENARA SUDIRMAN, 18TH FLOOR

JL. JEND. SUDIRMAN KAV. 60 JAKARTA – 12190

TEL. 5204778 (HUNTING) FAX: 5204779 – 5204780

E-mail: sutjipto@indosat.net.id

STATEMENT OF MEETING RESOLUTION

AMENDMENT TO ARTICLES OF ASSOCIATION

“PT INDOSAT TBK”

STATEMENT OF MEETING RESOLUTION

AMENDMENT TO ARTICLES OF ASSOCIATION

PT. INDOSAT Tbk.

Number 118

On this day, Thursday, eleventh of June, year two thousand and nine (11-6-2009), at 15:15 WIB (fifteen minutes past fifteen o’clock, Western Indonesia Time), appear before me, AULIA TAUFANI, Bachelor of Law, acting by virtue of a Decree of the Regional Notary Oversight Council of South Jakarta dated 17 (seventeenth) of April 2009 (two thousand and nine) Number AN.01.03.211/MPD.JKT-SLT/CT/IV/2009, substituting for Mr. SUTJIPTO, Bachelor of Law, Notary in Jakarta, in the presence of witnesses whose name shall be identified at the end of this deed;

Mr. JOHNNY SWANDI SJAM, born in Jakarta, on 15 (fifteenth) of August 1960 (nineteen sixty), Indonesian citizen, President Director of the company which will be identified herein below, domiciled in East Jakarta, Jalan Pulo Asem I number: 10, Rukun Tetangga 003, Rukun Warga 001, Kelurahan Jati, Kecamatan Pulo Gadung, East Jakarta, holder of Identity Card number: 09.5402.150860.0425;

The appearer in his aforementioned capacity shall first declare as follows:

•

On Thursday, 11th (eleventh) of June, 2009 (two thousand and nine), at the Auditorium of the Indosat Building, Jalan Medan Merdeka Barat Number 21, Central Jakarta 10110, an Annual General Meeting of Shareholders and an Extraordinary General Meeting of Shareholders were held by PT. INDOSAT Tbk., a limited liability company incorporated by virtue of Law Number 1 of nineteen sixty-seven (Law Number 1/1967) juncto Law Number eleven of nineteen seventy (Law Number 11/1970) regarding Foreign Capital Investment, having been rescinded and replaced by Law Number twenty-five of two thousand and seven (Law Number 25/2007) regarding Capital Investment, domiciled in Jakarta and having its address at Jalan Medan Merdeka Barat 21, Kelurahan Gambir, Central Jakarta, whose Articles of Association is as set forth in the State Gazette of the Republic of Indonesia dated 29th (twenty-ninth) of March 1968 (nineteen sixty-eight) Number 26, Supplemental Number 24;

•

Such Articles of Association was subject to several amendments, the latest of which has been adjusted to conform with Law Number 40 of 2007 (two thousand and seven) regarding limited liability company as incorporated in a deed dated 14th (fourteenth) of July 2008 (two thousand and eight) Number 109, prepared before SUTJIPTO, Bachelor of Law, Notary in Jakarta, which deed has received approval from the Minister of Law and Human rights of the Republic of Indonesia dated 06-08-2008 (sixth of August, two thousand and eight), Number: AHU-48398.AH.01.02.Year 2008.

•

and the latest amendment to the composition of the Board of Directors and Board of Commissioners is as set forth in my deed as Notary, dated 25th (twenty-fifth) of August 2008 (two thousand and eight) Number 344, hereinafter to be referred to as the Company, the Minute of which meeting has been prepared by me, Notary, numbered 117;

•	hereinafter referred to as the Meeting.

•

In accordance with the requirements set out in Article 12 and Article 13 of the Company’s Articles of Association with respect to the convening of the Meeting, a prior notification has been sent out by the Board of Directors through advertisement placed Indonesian daily newspapers INVESTOR DAILY and BISNIS INDONESIA, all published in Jakarta, on Tuesday, 12th (twelfth) of May 2009 (two thousand and nine), and advertisement placed in 1 (one) daily newspaper printed in the English language, namely, THE JAKARTA POST, published in Jakarta, on Wednesday, 13th (thirteenth) of May 2009 (two thousand and nine), and followed by invitation issued to the Company’s shareholders through advertisement in daily newspapers printed in the Indonesian language, namely INVESTOR DAILY and BISNIS INDONESIA, and 1 (one) daily newspaper printed in the English language, namely THE JAKARTA POST, all published in Jakarta, on Wednesday, 27th (twenty-seventh) of May 2009 (two thousand and nine), and each copy of such daily newspapers is attached to the minute of my deed, dated today, numbered 117.

The Meeting was attended by holders of 1 (one) Series A share and 4,989,457,864 (four billion nine hundred and eighty-nine million four hundred and fifty-seven thousand eight hundred and sixty-four) Series B shares, or 91.82% (ninety-one point eight two percent) of the entire shares issued and fully paid up by the Company up until that time, totaling 1 (one) Series A share and 5,533,933,499 (five billion five hundred and thirty-three million nine hundred and thirty-three thousand four hundred and ninety-nine) Series B shares, each share having a nominal value of Rp.100.00 (one hundred Rupiah).

Thus pursuant to the provisions of Article 10 paragraph 3 and Article 28 paragraph 1 of the Company’s Articles of Association, the Meeting has been duly convened and entitled to adopt valid resolutions regarding all subjects deliberated and resolved during the Meeting and, therefore, the said Meeting shall be binding on the Company’s shareholders.

During the meeting the Board of Directors has been authorized and as such vested with the power of attorney with right of substitution to declare the Meeting resolution in a notarial deed.

NOW, the appearer, acting in his aforementioned capacity and invoking the power of attorney so given, hereby represent that the Meeting has passed, among others, the following resolutions:

1.	To grant an honorable discharge to the following members of Board of Commissioners with the acknowledgement and gratitude, effective as of the adjournment of this Meeting:

•	Mr. SHEIKH MOHAMMED BIN SUHAIM HAMAD AL-THANI.

2.

To appoint the following persons as members of the Board of Commissioners for the term effective from the adjournment of the Meeting up to the adjournment of the Annual General Meeting of Shareholders in 2012 (two thousand twelve), or otherwise pursuant to the provisions of the Company’s Articles of Association, as follows:

•	Mr. RICHARD FARNSWORTH SENEY.

3.	To grant an honorable discharge to the following members of the Board of Directors with acknowledgement and gratitude:

•	Mr. JOHNNY SWANDI SJAM

effective as of 11th (eleventh) of August 2009 (two thousand nine) .

•	Mr. WAHYU WIJAYADI

•	Mr. SYAKIEB ACHMAD SUNGKAR

•	Mr. GUNTUR S. SIBORO

•	Mr. RAYMOND TAN KIM MENG

•	Mr. ROY KANNAN

effective as of the adjournment of this Meeting on 11th (eleventh) of June 2009 (two thousand nine).

•	Mr. WONG HEANG TUCK

effective as of the 1st (first) of September 2009 (two thousand nine).

4.

Appoint the following persons as members of the Company’s Board of Directors with a service term up to the adjournment of the Annual General Meeting of Shareholders held in 2010 (two thousand ten), or otherwise in accordance with the provisions of the Company’s Articles of Association:

•	Mr. HARRY SASONGKO TIRTOTJONDRO, as President Director

effective as of 11th (eleventh) of August 2009 (two thousand nine);

•	Mr. PETER WLADYSLAW KUNCEWICZ, as Director

effective as of 1st (first) of September 2009 (two thousand nine);

•	Mr. STEPHEN EDWARD HOBBS, as Director

as of the adjournment of this Meeting on 11th (eleventh) of June 2009 (two thousand nine);

Thus the composition of the Company’s Board of Directors and Board of Commissioners shall become as set out near the end of this deed.

5.

To approve amendments to the Company’s Articles of Association to effect its conformity with Rule Number IX.J.1 concerning Guidelines to Articles of Association of Companies Conducting Public Offering in Equity Securities and Public Companies, dated 14th (fourteenth) of May 2009 (two thousands and nine) as issued by the Capital Market and Financial Institution Supervisory Agency (Bapepam -LK).

6.

To receive Report from the Company’s Board of Directors regarding composition of the Company’s shareholders pursuant to Notice dated 5th (fifth) of June 2009 (two thousand nine) from Indonesia Communications Limited (ICLM) and Indonesia Communications Limited Pte. Ltd. (ICLS) with regard to the assignment of the Company’s entire shares being controlled by ICLM to ICLS as of 4th (fourth) of June 2009 (two thousand nine), and notice given by PT EDI Indonesia as Securities Administration Bureau stating the occurrence of the assignment of ICLM’s entire shares to ICLS.

Thus the composition of the Company’s shareholders becomes that as set out near the end of this deed.

In connection with the above resolutions, the entirety of the Company’s Articles of Association has been amended, to read as follows:

NAME AND DOMICILE

Article 1

This limited liability company shall be named: “PT Indosat Tbk”, domiciled and having its head office in Central Jakarta, with branches, representative offices or business units in other locations within or outside the territory of the Republic of Indonesia, as determined by the Board of Directors and upon the approval of the Board of Commissioners.

DURATION OF THE COMPANY

Article 2

The Company shall be established for an indefinite period of time with due regard to the Law regarding Capital Investment (Law Number 25 of 2007 (two thousand and seven)).

PURPOSES, OBJECTIVES AND BUSINESS ACTIVITIES

Article 3

1.	The purpose and objective of the Company is to provide telecommunications network and/or services as well as to engage in the information technology business.

2.	In order to achieve the purposes and objectives as referred to in paragraph 1, the Company may carry out activities including:

a.	to engage in the business and/or activity of providing and rendering telecommunications network and/or services as well as information technology services;

b.	to engage in the services of planning, infrastructure construction, provision of telecommunication as well as the information technology facilities, including the provision of supporting resources;

c.

to engage in services of operations (comprising of the marketing and sales of telecommunications network and/or services as well as communications and information technology services rendered by the Company), to carry out maintenance, research, development of telecommunications and information technology infrastructure and/or facilities, to provide education and training, either locally or overseas;

d.	to engage in services that are relevant to the development of telecommunications and information technology network and/or services;

e.	to engage in the payment transaction and money transfer services through telecommunication and information technology network.

CAPITAL

Article 4

1.

The Authorized Capital of the Company is Rp. 2,000,000,000,000.00 (two trillion Rupiah) divided into 20,000,000,000 (twenty billion) shares, consisting of 1 (one) series A share and 19,999,999,999 (nineteen billion nine hundred ninety nine million nine hundred ninety nine thousand nine hundred ninety nine) series B shares, each having a nominal value of Rp. 100,00 (one hundred Rupiah).

2.

Out of the said authorized capital, 5,433,933,500 (five billion four hundred and thirty-three million nine hundred and thirty-three thousand five hundred) shares have been subscribed and fully paid in cash, consisting of 1 (one) series A share and 5,433,933,499 (five billion four hundred and thirty-three million nine hundred and thirty-three thousand four hundred ninety nine) series B shares or having a total nominal value of Rp. 543,393,350,000.00 (five hundred and forty-three billion three hundred and ninety-three million three hundred and fifty thousand Rupiah). The composition of the current shareholders of the Company is stated at the end of this deed.

3.

Shares in the portfolio will be issued in accordance to the Company’s capital requirements, at time and with procedure, and requirements stipulated by the Board of Directors pursuant to the approval of General Meeting of Shareholders (“GMS”), by way of limited public offering to the shareholders, with due observance to the provisions of these Articles of Association, Company Law, prevailing laws and regulations in capital market, among others the regulation on the increase of capital without pre-emptive rights and the stock exchange regulations where the Company’s shares are listed. The quorum and resolution of GMS to approve the issuance of portfolio shares shall fulfill the requirements set forth under these Articles of Association.

4.

Each portfolio share which will be further issued shall be paid up in full. The payment of shares may be done in the form of cash or other form of payment, whether by tangible or intangible assets which shall fulfill the following conditions:

a.	the assets which will be used for the payment of shares shall be announced to the public at the time of the invitation to convene a GMS regarding the payment of such assets;

b.

the assets which will be used for the payment of shares shall be appraised by an Appraisal registered at the Capital Market and Financial Institution Supervisory Board (Bapepam and LK) and not encumbered by any form of securities;

c.	it has obtained GMS approval with the quorum as stipulated in Article 15 paragraph 1 and paragraph 5 of these Articles of Association;

d.

in the event that the assets to be used for the payment of shares are in the form of shares of companies that are listed in the Stock Exchange, then the price shall be determined based on the fair market value; and

e.

in the event that such payment is derived from the Company’s retained earning, share agio, net profit, and/or self-owned capital, then such retained earning, share agio, net profit, and/or self-owned capital has been stated in the last Annual Financial Statement audited by an Auditor registered at Bapepam and LK with an unqualified opinion.

5.

In the GMS approving such issuance of portfolio shares by way of limited public offering or the increase of capital without Pre-Emptive Rights (“PER”), the maximum amount of shares in portfolio to be issued shall be determined, and such GMS shall delegate the authority to the Board of Commissioners to declare the real amount of shares issued in the limited public offering or increase of capital without PER.

6.

If (i) new shares; (ii) securities exchangeable with shares; or (iii) securities with rights to obtain the shares from the Company as the issuer (collectively, the “Equity Securities”) will be issued by the Company, then:

a.

every increase of capital through the issuance of Equity Securities by way of subscription, such matter shall be done by granting PER to the shareholders whose names are registered in the Company’s Shareholders Registry on the date stipulated by the GMS approving such Equity Securities issuance on the amount in proportion with the amount of shares registered in the Company’s Shareholders Registry under the name of each shareholder on such date.

b.	the issuance of Equity Securities without granting PER to the shareholders can be done in the event that such issuance is:

1)	made for the employees of the Company;

2)	made for the bondholders or other convertible securities which have been issued under the approval from the GMS;

3)	performed for the purpose of reorganization and/or restructuring which has been the approved by the GMS; and/or;

4)	performed in accordance with the Capital Market regulations which allow the increase of capital without PER.

c.	PER shall be transferable and tradable, with due regards to the provisions of these Articles of Association and the prevailing laws and Capital Market regulations.

d.

The Equity Securities which will be issued by the Company and are not subscribed by the holders of PER shall be allocated to the other shareholders who subscribed for additional Equity Securities, provided that if the amount of the subscribed Equity Securities are higher than the Equity Securities to be issued, then the Equity Security which are not subscribed shall be allocated in proportion with the amount of PER exercised by each shareholder who have subscribed for additional Equity Securities.

e.

In the event that there is any remaining unsubscribed Equity Securities as mentioned in point d above, then if there is any standby buyer, the remaining Equity Securities shall be allocated to other party acting as standby buyer with the same price and terms.

7.

The issuance of portfolio shares for the holders of securities exchangeable with shares or securities with the rights to obtain shares can be performed by the Board of Directors pursuant to the previous GMS of the Company which has approved such issuance.

8.

The increase of paid-up capital shall become effective upon payment, and the shares issued shall have the same rights with other shares issued by the Company with the same classifications, without prejudice to the obligations of the Company to administer the notification to the Minister of Law and Human Rights.

9.	The Increase of authorized capital of the Company may only be conducted under the approval from the GMS.

The increase of authorized capital which causes the issued and paid-up capital to become less than 25% (twenty five percent) of the authorized capital may be conducted under the following terms:

a.	the Company’s GMS has approved the increase of authorized capital;

b.	the approval of the Minister of Law and Human Rights has been obtained;

c.

the increase of issued and paid up capital to be at least 25% (twenty five percent) of the authorized capital shall be conducted within a period no later than 6 (six) months after the approval from the Minister of Law and Human Rights as referred to in paragraph 9 point b of this Article;

d.

in the event that the increase of paid-up capital as referred to in paragraph 9 point c of this Article is not fully paid-up, then the Company shall further amend its articles of association, so that the authorized and paid-up capital is at least 25% (twenty five) percent of the authorized capital, evidenced by valid payment receipt within the period of 2 (two) months after the period of time as referred to in paragraph 9 point c is not fulfilled.

e.	the GMS approval as referred to in paragraph 9 point a of this Article also includes the approval to amend the Articles of Association as referred to in paragraph 9 point d of this Article.

10.

As an exception to the provisions of the above Article 4 paragraph 3, the Company with the approval of the GMS has the right to issue the shares in portfolio without conducting any limited public offering to the shareholders, under the condition that the GMS is attended and such proposal is approved by the holder of series A share and the issuance of such shares shall be conducted in a certain number and during a certain period of time as stipulated under the Indonesian capital market regulations or arranged with an exception that is deemed acceptable by the Company, and the shares can be sold by the Company to anyone whomsoever at the price and requirements as determined by the Board of Directors, provided that the price shall not be determined below the par value.

11.

Amendments to the articles of association in relation to the increase of authorized capital shall become effective following to the payment of such capital which causes the amount of paid-up capital to become at least 25% (twenty five percent) of the authorized capital and have the same rights with other shares issued by the Company, without prejudice to the Company’s obligation to process the approval for the amendments to the articles of association to the Minister of Law and Human Rights for the increase of paid-up capital.

SHARES

Article 5

1.

All the shares of the Company shall be registered shares and issued in the name of the owner as registered in the Shareholders Registry, comprising of series A share, which can only be owned by the Government of the Republic of Indonesia and confers special rights upon its holder as provided hereunder, and series B shares, which may be owned by the public, which constitute ordinary shares.

2.	One share certificate may be issued for each share and such share certificate shall be given a serial number.

3.	The Company may issue shares with nominal value or without nominal value.

4.	The issuance of shares without nominal value shall be conducted in accordance to the prevailing Capital Market laws and regulations.

5.

In the event that the Company’s shares is not included in Collective Custody in the Depository and Settlement Institution, then the Company shall give evidence of share ownership in the form of share certificate or share collective certificate to the shareholders.

6.

In the event that the Company’s shares are included in Collective Deposit in the Depository and Settlement Institution, then the Company shall issue certificate or written confirmation to the Depository and Settlement Institution as evidence of registration in the Company’s Shareholders Registry.

7.

The Company may issue collective share certificates as an evidence of ownership of 2 (two) or more shares and the shares owned by a shareholder shall state the number of shares and the serial numbers of the corresponding shares.

8.	The share certificate shall indicate at least the following items:

a.	name and address of shareholder;

b.	share certificate number;

c.	share nominal value;

d.	date of issuance of share certificate.

9.	The collective share certificate shall indicate the following items:

a.	name and address of shareholder;

b.	collective share certificate number;

c.	number of shares and serial number of the relevant shares;

d.	share nominal value;

e.	date of issuance of share certificate.

10.

A share certificate/collective certificate shall bear the signatures of the President Director and the President Commissioner or in the absence of the President Commissioner, the President Director together with one member of the Board of Commissioners or in the absence of both the President Director and the President Commissioner, one Director together with one member of the Board of Commissioners. The signatures may be printed directly on the share certificates/collective certificates with due observance to the prevailing Capital Market regulations.

11.	Every shareholder shall comply with the provisions set forth in these Articles of Association and all resolutions lawfully adopted in the GMS.

12.

All shares issued by the Company may be used as collateral with due observance to the regulations on the granting of share as a collateral, the prevailing Capital Market laws and regulations other prevailing laws and regulations.

13.	With respect to the shares listed on the stock exchange, the regulations of the stock exchange where the shares are listed shall apply.

14.

The certificate/confirmation for the shares held in Collective Custody as referred in Article 8 shall be signed by the President Director and the President Commissioner, or in the absence of the President Commissioner, the President Director together with one member of the Board of Commissioners or, in the absence of both the President Director and the President Commissioner, by one Director together with one member of the Board of Commissioners. The said signatures may be printed directly on the certificate/confirmation with due observance to the prevailing capital market regulations.

15.

In the existence of any fraction of the nominal value of shares, the holder of such fraction shall not be given any individual votes, except if such holder, individually or jointly with the other holder of fraction having the same share classification, owns a nominal value of 1 (one) share nominal of such classification.

The holders of such share shall appoint among them or another persons as their joint representative and only the appointed party or the party granted the authority has the right to exercise the right granted by law upon such share.

SHAREHOLDERS REGISTRY

Article 6

1.

The Board of Directors or a proxy appointed by it shall have the obligation to maintain a Shareholders Registry, and the registry shall record the serial numbers of the share certificates, the number of the shares owned, the names and addresses of the shareholders and other information that is deemed necessary.

2.	Any change of address shall be notified to the Board of Directors in writing.

So long as such notification has not been received, all letters addressed to the shareholders or invitations for a GMS shall be delivered to the latest addresses recorded in the Shareholders Registry of the Company.

3.

Records in the Shareholders Registry shall be signed by the President Director together with one member of the Board of Commissioners or, in the absence of the President Director by one Director together with one member of the Board of Commissioners or, in the event the said Director or member of the Board of Commissioners are absent, by a proxy or the Securities Administration Bureau appointed by them.

4.	The Shareholders Registry shall be made available at the domicile of the Company to be inspected from time to time during business hours, if requested by any shareholder.

5.

Only those persons whose names are recorded in the Shareholders Registry of the Company shall be considered as the lawful shareholders of the Company and are entitled to exercise all rights conferred to the shareholders under the law, other legislations as well as these Articles of Association.

6.

The registration of more than 1 (one) person for 1 (one) share is not permitted. Therefore, in the event of any joint ownership over 1 (one) share, the joint owners shall appoint in writing one among themselves to represent them as the owner of the share and who shall be considered as the holder of the share, whose name shall be recorded as shareholders in the Shareholders Registry and on the corresponding share certificate and also to exercise the rights granted by law upon such shares.

7.	Insofar as the provision in paragraph 6 above has not been performed, the shareholders are not entitled to cast a vote in the GMS, and the dividend payment upon such shares shall be withheld.

8.

Any registration or recordation in the Shareholders Registry, including any recordation of sale, transfer, encumbrance, pledge, or assignment, pertaining to the shares of the Company or the rights and interests in the shares shall be carried out in compliance to these Articles of Association and the shares that are sold to the public without prejudice to the provisions set forth in these Articles of Association, and the capital market regulations as well the regulations of the stock exchange where the shares of the Company are listed.

9.	With respect to the shares listed on the stock exchange, the regulations of the stock exchange where the shares are listed shall apply.

REPLACEMENT OF SHARE CERTIFICATES

Article 7

1.	If a share certificate is damaged, the replacement of such damaged share certificate shall be issued provided that:

a.	the person who requesting the replacement of share certificate is the lawful owner of the share certificate;

b.	the Company has received the damaged share certificate.

2.

The original of the damaged share certificate as referred to in paragraph 1 of this Article shall be destroyed by the Board of Directors and recording such replacement in the minutes of the Board of Directors Meeting, which shall then be reported in the next GMS.

3.	In the event a share certificate is lost, the replacement of such share certificate can be performed, provided that :

a.	the party requesting the replacement of share certificate is the lawful owner of such share certificate;

b.	the Company has obtained reporting documents from the Police on the lost of such share certificate;

c.	the party requesting the replacement of share certificate gives a collateral deemed sufficient by the Board of Directors of the Company; and

d.

the plan to issue a replacement of lost share certificate has been announced in the Stock Exchange where the Company’s shares are listed within the period of at least 14 (fourteen) days prior to the issuance of the share certificate.

4.	The issuance of a substitute for a share certificate pursuant to this Article shall render the original share certificate null and void.

5.

The above provisions concerning the issuance of the substitute share certificate shall also be applicable mutatis mutandis in regard to the issuance of substitutes for collective share certificates, convertible bonds, warrants and/or substitute of share certificates/ confirmation of shares held in collective custody as referred in Article 8.

COLLECTIVE CUSTODY

Article 8

1.

Shares held in the Collective Custody at the Depository and Settlement Institution shall be recorded in the Shareholders Registry on behalf of the Depository and Settlement Institution for the interest of all account holders of the Depository and Settlement Institution.

2.

Shares held in the Collective Custody at the Custodian Bank or the Securities Company which are recorded in the securities account at the Depository and Settlement Institution on behalf of such Custodian Bank or the Securities Company for the interest of all the account holders at such Custodian Bank or the Securities Company.

3.

If the shares in the Collective Custody at the Custodian Bank are a part of the Mutual Fund Securities portfolio in the form of collective investment contract and not included in the Collective Custody with the Depository and Settlement Institution, the Company shall then record the shares in the Shareholders Registry on behalf of the Custodian Bank for the interest of the owner of the Participation Unit of the Mutual Fund in the form of such collective investment contract.

4.

The Company shall issue certificate or confirmation to the Depository and Settlement Institution as referred in paragraph 1 of this Article or to the Custodian Bank as referred to paragraph 3 of this Article as a proof of recordation in the Company’s Shareholders Registry.

5.

The Company shall transfer the shares in the Collective Custody registered under the name of the Depository and Settlement Institution or the Custodian Bank for the Mutual Fund in the form of the collective investment contract in the Shareholders Registry so as to cause it to be recorded in the name of the party designated by such Depository and Settlement or the Custodian Bank. The transfer application shall be submitted by the Depository and Settlement Institution or the Custodian Bank in writing to the Company or the Securities Administration Bureau appointed by the Company.

6.

The Depository and Settlement Institution, the Custodian Bank or the Securities Company shall be obligated to issue a confirmation to the securities account holder as evidence of the recordation in the securities account.

7.	In the Collective Custody, each share with the same types and classifications issued by the Company shall be deemed as equal and exchangeable between one another.

8.

The Company shall refuse the recording of the shares transfer into the Collective Custody in the event the share certificate is lost or destroyed, unless the shareholders requesting such transfer is able to provide sufficient evidence and/or guarantee that they are the lawful owner of the lost or damaged share certificate and that the share certificate is actually lost or destroyed.

9.

The Company shall refuse to register the transfer of share into the Collective Custody if the said share is given as securities and seized pursuant to a court decree or for the purpose of investigation of a criminal case.

10.

The securities account holders whose shares are registered in the Collective Custody shall be entitled to attend and/or cast votes in GMS, in proportion to the number of shares they own in the securities account.

11.

The Custodian Bank and the Securities Company shall submit a list of securities account and the number of the Company’s shares owned by each of the account holder at such Custodian Bank and Securities Company to the Depository and Settlement Institution, to be subsequently delivered to the Company no later than 1 (one) business day prior to the date of the invitation for GMS.

12.

The Investment Manager shall be entitled to attend and cast votes in a GMS with respect to the shares of the Company held in the Collective Custody at the Custodian Bank, which constitutes as a part of Mutual Fund Securities portfolio in the form of collective investment contract and is not held in the Collective Custody at the Depository and Settlement Institution, provided that such Custodian Bank shall provide the name of the Investment Manager to the Company at least 1 (one) business day prior to the date of invitation for the GMS.

13.

The Company shall be obligated to deliver dividends, bonus shares or other rights relating to the share ownership to the Depository and Settlement Institution for the shares in the Collective Custody to the Depository and Settlement Institution, and the Depository and Settlement Institution shall subsequently deliver the dividends, share bonus or other rights to the Custodian Bank and to the Securities Company for the interest of each account holder at such Custodian Bank and Securities Company.

14.

The Company shall be obligated to deliver dividends, bonus shares or other rights relating to the share ownership to the Custodian Bank over the shares in the Collective Custody to the Custodian Bank, which constitutes a part of the Mutual Fund Securities portfolio in the form of collective investment contract and is not held in the Collective Custody in the Depository and Settlement Institution.

15.

The time limit to determine the securities account holders who are entitled to receive dividends, bonus shares or other rights relating to the ownership of shares in the Collective Custody shall be stipulated by the GMS, provided that the Custodian Bank and the Securities Company shall submit a list of the securities account holders along with the number of shares of the Company owned by each securities account holder to the Depository and Settlement Institution, at the latest of the date of the determination of shareholders entitled to receive dividend, bonus share or other rights, to be subsequently delivered to the Company no later than one (1) business day after the date used as the basis to determine the shareholders who are entitled to receive dividends, bonus shares or the other rights.

TRANSFER OF SHARES

Article 9

1.

The registration of the transfer of rights over shares shall be carried out by the Board of Directors by recording such transfer in the Shareholders Registry by virtue of a deed of transfer of rights signed by both parties to the transaction or based on other documents that the Board of Directors deems sufficient to proof such transfer of rights, without prejudice to the provisions in these Article of Association.

The transfer of rights over shares shall be duly recorded in the Shareholders Registry and in the corresponding share certificate.

The said recordation shall be signed by 2 (two) members of the Board of Directors, or in the absence of the President Director, by one Director together with one member of the Board of Commissioners or a proxy or the Stock Administration Bureau appointed by them.

The transfer of rights over the shares shall only become effective after the registration of the said transfer is recorded in the corresponding register of shareholders.

Documents of transfer of shares shall fulfill the requirements of the prevailing laws and regulation of Capital Market in Indonesia where the Company’s shares are listed without prejudice to the prevailing laws and regulations.

2.

The Board of Directors may refuse to register the transfer of shares in the Company’s Shareholders Register if the provisions set forth in this Articles of Associations are not fulfilled or if one of the requirements in the granted permit to the Company by the authorized party or other matters required by the authorized party is not fulfilled.

3.

If the Board of Directors refuses to register the transfer of shares, within 30 (thirty) days after the request of registration is accepted by the Board of Directors of the Company, then the Board of Directors shall deliver notice of rejection to the transferor. For the shares of the Company which are listed in the stock exchange in Indonesia each rejection to register the transfer of shares shall be in accordance to the Stock Exchange regulations where the Company’s shares are listed.

4.	The form and procedures with regard to transfer of shares that are traded in capital market shall fulfill the laws and regulations concerning capital market.

5.

In the event of any change of ownership over a share, the originating owner registered in the Shareholders Registry shall continue to be deemed as the owner of the said shares until the name of the new owner is recorded in the register of shareholders.

6.

Every person who obtained right over any share as a consequence of the death of a shareholder or due to any other reasons that rendered the ownership of a share to change by operation of and/or by virtue of a law, may upon submitting evidences of such entitlement, as may from time to time be required by the Board of Directors, submit a written application to be registered as a shareholder for the said shares.

Registration may only be made if the Board of Directors deems that the evidence of such entitlement is duly acceptable, without prejudice to the provisions in these Articles of Association.

7.

The regulations of the stock exchange where the shares are listed shall apply for the transfer of shares that are listed at the stock exchange, except for the rights over series A share that can not be transferred to anyone whomsoever.

8.

The transfer of shares comprised in the Collective Custody shall be carried out by means of transfer from one securities account to another in the Depository and Settlement Institution, the Custodian Bank and the Securities Company.

GENERAL MEETING OF SHAREHOLDERS

Article 10

1.	In these Articles of Association, GMS shall mean both an Annual GMS and an Extraordinary GMS unless the context expressly requires otherwise.

2.	A GMS shall be convened:

a.	at the location of the Company’s domicile;

b.	at the place where the Company conducts its business activities; or

c.	the location of the stock exchange’s domicile where the shares of the Company are listed, provided that it is within the territory of the Republic of Indonesia.

3.

At least 14 (fourteen) days before the announcement of the plan to hold the GMS, or a shorter time period as approved by the Board of Commissioners, the Board of Directors shall (i) notify the Board of Commissioners of such plan and the agenda of the meeting and (ii) obtain approval from the Board of Commissioners for such plan and agenda.

4.

Other than the convention of GMS as referred to in paragraph 2 of this Article, the GMS may also be convened through teleconference media, videoconference or by any other electronic media which allows all GMS participants to see and hear each other directly and participate in the GMS, with due observance to the prevailing laws and regulations, especially in Capital Market. Minutes of meeting shall be made in every convention of GMS through such procedure which is approved and signed by all GMS participants.

ANNUAL GENERAL MEETING OF SHAREHOLDERS

Article 11

1.	The Annual GMS shall be convened once a year at the latest in the month of June, at which meeting:

a.

The Board of Directors shall report on the affairs and management of the Company and the financial administration during the course of the past financial year including but not limited to the allocation and realization of the Company’s Corporate Social Responsibility;

b.

The Board of Directors shall submit the balance sheet and profit and loss statement audited by a Public Accountant designated by the GMS covering the past financial year for approval and ratification of the GMS;

c.	The Board of Directors shall submit the plan for the appropriation of the profit and the amount of dividend to be paid;

d.	The Board of Directors shall submit a request for the appointment of an Accountant proposed by the Board of Commissioners for the examination of the books for the financial year under review;

e.	The Board of Commissioners shall submit a report on its supervision activities for the preceding year to be included in the annual report of the Company; and

f.	The Board of Directors shall submit other matters that are within the Company’s interest in accordance with these Articles of Association.

2.

All materials/documents mentioned in paragraph 1 of this Article must be made available at the office of the Company for inspection by the shareholders as of the date of the invitation of the Annual GMS until the date on which such meeting is held.

3.

Shareholders may propose other agendas to be included in the agenda of Annual GMS if the proposal is submitted by one or more shareholders representing at least 10% (ten percent) of all the subscribed shares of the Company, provided that those proposals must have been received by the Board of Directors at least 21 (twenty one) days prior to the Annual GMS.

EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

Article 12

1.

An Extraordinary GMS shall be convened whenever it is deemed necessary by the Board of Directors and/or the Board of Commissioners, or if one or more shareholders representing at least 1/10 (one-tenth) of the total issued shares of the Company having valid voting right, request in writing, by notifying the matters/proposals to be discussed.

2.

The request mentioned in paragraph 1 shall be submitted by the relevant shareholders to the Board of Directors by registered letter, stating the reasons with a copy addressed to the Board of Commissioners.

3.

With respect to the request referred to in paragraph 1 above, the Board of Directors shall, within 22 (twenty two) days after receipt of the request, discuss, decide, and if it is decided that the meeting will be convened, make an announcement pertaining to the plan to convene the proposed Extraordinary GMS to the shareholders of the Company and such announcement shall be made by advertisements in at least 2 (two) daily newspapers, one of which printed in the Indonesian language with nationwide circulation and the other in English, at the latest 14 (fourteen) days prior to the invitation of the Extraordinary GMS, excluding the date of the announcement and the date of invitation. Further the Board of Directors shall issue invitations to the shareholders of the Company by advertisement in at least 2 (two) daily newspapers, one of which in the Indonesian language with wide/national circulation and the other in English, at the latest 14 (fourteen) days prior to the Extraordinary GMS, excluding the date of the invitation and the date of the Extraordinary GMS.

4.

If the Board of Directors fails to make the announcement and invitation as stated in paragraph 3 of this Article and the request for the Extraordinary GMS was made by the Board of Commissioners, the Board of Commissioners shall make the announcement and issue the invitation for the Extraordinary GMS with due regard of the provisions of the Articles of Association.

If the Board of Directors fails to make the announcement and issue the invitation as stated in paragraph 3 of this Article and the request for such Extraordinary GMS was made by shareholders, the shareholders concerned may re-submit the request to convene the Extraordinary GMS to the Board of Commissioners. Within 22 (twenty two) days after receipt of the request, the Board of Commissioners shall discuss, decide, and if it is decided that the meeting will be convened, make an announcement pertaining to the plan to convene the Extraordinary GMS to the shareholders of the Company and such announcement shall be made by advertisements in at least 2 (two) daily newspapers, one of which shall be printed in Indonesian language with nationwide circulation and the other in English, provided that the announcement shall be made within at least 14 (fourteen) days prior to the issuance of the invitation of the Extraordinary GMS, excluding the date of the announcement and the date of invitation. Further, the Board of Commissioners shall issue invitation to the shareholders of the Company by advertisements in at least 2 (two) daily newspapers, one of which shall be printed in Indonesian language with nationwide circulation and the other in English, within at least 14 (fourteen) days prior to the Extraordinary GMS, excluding the date of the invitation and the date of the Extraordinary GMS.

If the Board of Commissioners also fails to make the announcement within 22 (twenty two) days as of the receipt of the request, the shareholders concerned may carry out the announcement and issue the invitation for the Extraordinary GMS by themselves at the expense of the Company upon obtaining approval of the Chairman of the District Court having jurisdiction over the domicile of the Company. The Extraordinary GMS must be convened with due regard to the decisions of the Chairman of the District Court granting the approval.

A Meeting convened in such manner may appoint a person from amongst those present as chairperson, and will be entitled and authorized to adopt binding resolutions, if the matters/proposals submitted are considered urgent by those present, without prejudice to the provisions in Article 25 or the provisions in Article 28 of these Articles of Association.

5.

Shareholders may propose agendas to be included in the agenda of the Extraordinary GMS if the proposal is submitted by one or more shareholders representing at least 10% (ten percent) of all the issued shares of the Company, provided that the proposal must have been received by the Board of Directors at least 21 (twenty one) days prior to the Extraordinary GMS.

INVITATION FOR A GENERAL MEETING OF SHAREHOLDERS

Article 13

1.	a.

By no later than 14 (fourteen) calendar days before the invitation for a GMS excluding the date of announcement and the date of invitation, the Board of Directors shall announce to the shareholders by placement of advertisements in at least 2 (two) daily newspapers, one of which is published in the Indonesian language with wide/national circulation, and the other in English, that a GMS will be held.

b.

Such announcement shall not be required with respect to a second and subsequent GMS which are convened to meet the regulation of the Bapepam and LK regulations or the regulations of the stock exchange where the shares are registered, or if deemed necessary by the Board of Directors, provided that the convening of the GMS as been announced pursuant to paragraph 1 point a of Article 13, and the agenda to be discussed are the same as those of the first GMS, this provisions applies without prejudice to the stipulations of these Articles of Association.

2.

Invitation to the shareholders of the Company for a GMS shall be made by placement of advertisements in at least 2 (two) daily newspapers, one of which shall be printed in the Indonesian language with nationwide circulation and the other in English, as stipulated for by the Board of Directors. Invitations for a GMS shall be made within at least 14 (fourteen) calendar days before the date of the GMS, excluding the date of the invitation and the date of the GMS.

3.

Invitation for a second or subsequent Annual GMS or Extraordinary GMS, which are convened due to failure to reach a quorum at the first GMS, shall be made by placement of an advertisement in at least 2 (two) daily newspapers, one of which shall be printed in Indonesian language with nationwide circulation, and the other in English, as determined by the Board of Directors, at least 7 (seven) calendar days before the date of the second GMS or subsequent GMS, excluding the date of the invitation and the date of the GMS, accompanied with the information that the first GMS has been convened but did not reach the quorum.

4.

The invitation shall state the place, day, date and time of the Meeting, agenda and notification that the matters to be discussed are available at the Company’s head office as of the date of the invitation and that the copy of such meeting matters can be obtained from the Company upon the request of the shareholders as of the date of the relevant GMS invitation to be re-examined by the shareholders.

5.

If all shareholders are present and/or represented at a GMS, such prior invitation shall not be required and the Meeting may be convened anywhere within the territory of the Republic of Indonesia and shall be entitled to adopt binding resolutions.

PROCEDURE TO CONVENE GENERAL MEETING OF SHAREHOLDERS

Article 14

1.

Without prejudice to other provisions in these Articles of Association, a GMS shall be chaired by the President Commissioner or, by one of the members of the Board of Commissioners appointed pursuant to an appointment letter of the Board of Commissioners, and if all members of the Board of Commissioners are absent or unable to attend, which shall not be required to be proven to any third parties, by the President Director or by one of the other members of the Board of Directors pursuant to an appointment letter of the Board of Directors, and in the event all members of the Board of Directors and the Board of Commissioners are absent or unable to attend, the GMS shall be presided over by a shareholder attending the GMS appointed from amongst and by GMS participant.

In the event that the President Commissioner or the member of the Board of Commissioners appointed by the Board of Commissioners has conflict of interest upon matters to be resolved at the GMS, such GMS shall then be presided over by another member of Board of Commissioners who do not have any conflict of interest appointed by the Board of Commissioners. If all members of Board of Commissioners have conflict of interest, the meeting shall then be presided over by the President Director or by one of the member of the Board of Directors appointed by the Board of Directors. In the event that such President Director or one of the members of the Board of Directors appointed by the Board of Directors has conflict of interest on the matters to be resolved at the meeting, the GMS shall then be presided by another member of the Board of Directors who do not have any conflict of interest.

If all members of the Board of Directors have a conflict of interest, the GMS shall be presided by an independent shareholder appointed by the other shareholders present at the GMS.

2.	Of any and all matters discussed and resolved at the GMS, Minutes shall be drawn up by a Notary.

3.	The Minutes drawn up pursuant to the provisions in paragraph 2 of this Article shall serve as lawful evidence for all shareholders and third parties.

QUORUM, RESOLUTIONS AND VOTING RIGHTS AT THE

GENERAL MEETING OF SHAREHOLDERS

Article 15

1.	Unless otherwise provided in these Articles of Association,

a.

a GMS including the issuance of Equity Shares shall be valid if attended by shareholders and/or their lawful proxies, representing more than 1/2 (one-half) of the Company’s total shares with valid voting rights issued by the Company, without prejudice to the other provisions in these Articles of Association. In the event that the quorum of the first GMS is not reached then a second GMS may be convened at the earliest 10 (ten) days and at the latest 21 (twenty one) days from the date of the first GMS.

b.

a second GMS shall be lawful and entitled to adopt binding resolutions if attended by the shareholders representing at least 1/3 (one-third) of the total shares with valid voting rights issued by the Company.

c.

in the event the quorum of the second GMS is not reached, upon request by the Company, the quorum for attendance, voting for resolution, invitation and schedule for the GMS shall be determined by the Chairman of Bapepam and LK.

2.	Voting concerning an individual shall be by carried out by an unsigned folded paper and the voting concerning other matters shall be made orally unless the chairperson of the GMS decides otherwise.

3.	Each share shall grants to its holder the right to cast 1 (one) vote.

4.

A shareholder may be represented at a GMS by another person by virtue of a power of attorney, provided that members of the Board of Directors, members of the Board of Commissioners and employees of the Company are not permitted to act as proxies at a GMS and during voting at a GMS. The votes cast by them as proxies shall be considered null and void.

5.	The resolution of the GMS is valid if approved by more than 1/2 (one half) of total issued shares with valid voting rights attended and/or represented in the GMS.

6.	Abstaining votes by any shareholder with voting rights who are present at the GMS shall be deemed to be cast the same as the majority votes of the shareholders.

7.

In the event that the Company intends to conduct a certain conflict of interest transaction and such transaction is not exempted pursuant to the prevailing capital market regulations, such transaction shall obtain the approval of an Extraordinary GMS, which shall be convened under the following requirements :

a.	the shareholders having conflict of interest shall be deemed to have rendered the same resolution with the resolution adopted by the independent shareholders with no conflict of interest;

b.

the GMS shall be attended by the independent shareholders or their lawful proxies representing more than  1/2 (one-half) of total shares with valid voting rights owned by the independent shareholders and the resolution shall be lawful if approved by independent shareholders representing more than  1/2 (half) of total shares with valid voting rights owned by the independent shareholders;

c.

in the event the quorum referred to in paragraph 7 point b of this Article is not reached, then a second GMS may be convened and shall be attended by more than  1/2 (half) of total shares with valid voting rights owned by the independent shareholders and the resolution adopted based on affirmative votes of more than  1/2 (half) of total shares owned by the independent shareholders that are present at the GMS;

d.

in the event the quorum for attendance referred to in paragraph 7 point c of this Article is not reached, then upon the request from the Company, the quorum for attendance, voting for resolution, invitation and the schedule of the third GMS shall be determined by the Chairman of Bapepam and LK, by taking into account that the resolution shall be approved by the independent shareholders representing more than  1/2 (one half) of shares owned by the independent shareholders present at the GMS.

BOARD OF DIRECTORS

Article 16

1.	The Company shall be managed and led by a Board of Directors, under the supervision of the Board of Commissioners.

2.	The Board of Directors shall consist of at least 3 (three) members, one of whom shall be appointed as the President Director.

3.

The members of the Board of Directors shall be appointed and dismissed by the GMS, provided that 1 (one) of member of the Board of Directors shall be appointed from a candidate nominated by the holder of the series A share.

4.

The members of the Board of Directors shall be appointed for a period commencing from the date of the GMS that appointed them and ending at the closing of the 5th (fifth) Annual GMS subsequent to the date of their appointment, without prejudice to the right of the GMS to dismiss the members of the Board of Directors at any time before the end of their term of office in the event the members of the Board of Directors are deemed unfit to perform their duty pursuant to these Articles of Association and/or a resolution of the GMS.

Such dismissal shall become effective as of the closing of said GMS, unless determined otherwise by the GMS. Subsequent to the end of their term of office, the members of the Board of Directors may be reappointed by the GMS.

5.	In addition to the provisions in the above paragraph 4, the term of office of the member of the Board of Directors shall be automatically terminated, in the following events:

a.	the member of Board of Director is no longer fulfils the requirements in the prevailing laws and regulations;

b.	the member of Board of Director is prohibited from becoming a member of the Board of Directors pursuant to the prevailing laws or legislation;

c.	the member of Board of Director resigns by submitting a written notice; or

d.	the member of Board of Director passes away.

6.

In the event the members of the Board of Directors resigns, a written notification must be submitted by the said resigning Director to the Company for the attention of the Board of Commissioners and the Board of Directors. The Company shall convene a GMS to determine the resignation of the member of the Board of Directors within the period at the latest of 60 (sixty) days after the acceptance of the resignation letter.

7.

In the event that the Company does not convene GMS within the period referred to in paragraph 6 of this Article, then by the lapse of such period, the resignation of the member of the Board of Directors became valid without the approval from the GMS.

8.

The Members of the Board of Directors shall be given a salary, incentives, insurances, tantiem as well as other facilities and allowances, including retirement benefits, of which amount shall be determined by the GMS, and such authorities may be delegated by the GMS to the Board of Commissioners. Tantiem can be (i) allocated in the budget and calculated as cost, if the tantiem is given based on performance of the Company and/or (ii) given from net profits of the Company.

9.

In the event the members of the Board of Directors resign, which caused the number of members of the Board of Directors become less than 3 (three) persons, then such resignation will be valid when it is determined by the GMS and the new members of the Board of Directors have been appointed so that the qualification on the minimum number of members of Board of Directors is met.

If due to any reason whatsoever, a position in the Board of Directors becomes vacant other than due to the resignation of the members of the Board of Directors, so as to cause the number of the members of the Board of Directors to become less than the minimum required number of Directors, then a GMS shall be convened within 45 (forty five) days after the occurrence of the said vacancy to fill the said vacant position. So long as such vacancy persists and no substitute is available or have assumed their position, another Director appointed by the Board of Commissioners shall perform the duty of said Director with the same power and authority.

A person that is appointed by the GMS to replace a member of the Board of Directors who was dismissed pursuant to paragraph 3 of this Article 16, or to fill a vacancy pursuant to paragraph 9 of this Article shall be appointed for the remaining term of office of the other members of Board of Directors who are still in office.

10.

In the event that all members of the Board of Directors are temporarily dismissed from their duties or due to any reason whatsoever the Company does not have any member on its Board of Directors, the Board of Commissioners shall temporarily be obligated to perform the duties of the Board of Directors, and shall be obligated to convene a GMS no later than 45 (forty five) days as of the occurrence of such vacancy to fill the vacancy.

11.

Members of the Board of Directors are prohibited from holding other positions that may generate any direct or indirect conflict of interest with the Company that they are managing and/or constitute a violation of the prevailing laws and regulations.

12.

In the event a Director is holding another position that is not comprised under the provisions of paragraph 11 of this Article or to exempt the provisions of paragraph 11 of this Article, an approval of the Board of Commissioners followed by a report to the GMS is required, with the exception that for a President Director who holds concurrent position, then the approval of the GMS shall be required.

DUTIES AND AUTHORITIES OF THE BOARD OF DIRECTORS

Article 17

1.	The main duties of the Board of Directors are:

a.

to lead and manage the Company in the best interests of the Company and in accordance with the objectives of the Company and to continuously try to improve the efficiency and effectiveness of the Company;

b.	to control, maintain and manage the assets of the Company.

2.

The Board of Directors in undertaking their duties shall obey the provisions in the Company Law, prevailing Capital Market regulations and other regulations in relation to the business activities of the Company.

3.

The Board of Directors shall represent the Company within and outside a Court of Law and shall carry out all actions and deeds in relation to matters pertaining to management and ownership and shall be authorized to bind the Company to other parties, such with the limitations as stipulated under paragraph 4 herein below.

4.	The Board of Directors must first obtain a written approval from the Board of Commissioners to:

a.	purchase and/or sell the shares of other companies in the capital market;

b.	enter into, commit enter into, amend and/or terminate a license agreement or cooperation, joint venture, management and similar agreements with other enterprises or parties;

c.	purchase, dispose, sell, pledge or encumber all or part of the business, title or the Company’s fixed or other assets of the Company (including any interest therein);

d.	cease to collect and write off account receivables from the books as well as supplies of goods;

e.

bind the Company as guarantor (borg or avalist) or in any other way in which the Company becomes liable to another party’s debt obligation, whether by an agreement to take over another party’s debt, an agreement to grant financing to another party to purchase goods or services, or by the purchase of shares, capital participation, advance payment or loan to pay in full another party’s debt;

f.

accept or grant or commit to grant medium/long term loans and accept or grant non-operational short term loans (except for granting loans to subsidiaries and/or employees of the Company which have been approved pursuant to the applicable internal procedures);

g.

conduct the expenditure of capital goods in 1 (one) transaction or an inter-related transaction with a nominal value higher than the permitted value determined by the Board of Commissioners from time to time;

h.	issue bonds or other securities that can be converted into shares;

i.	propose the issuance of new shares of the Company;

j.	provide an indemnity to or otherwise guarantee the obligation of any person;

k.	determine and/or change the Company’s management structure;

l.	make a new business plan or change the business plan;

m.	change the accounting, financial, or tax practice and system of the Company or its subsidiary;

n.	change the Company’s name;

o.	approve the financial statement provided to the shareholders in the GMS;

p.	determine the annual budget of the Company and the annual budget of its subsidiary;

q.	carry out capital participation or dispose the capital participation of the Company in other enterprises that is not carried out through the capital market;

r.

establish a subsidiary or approve the relinquishment or the reduction of its interest, whether directly or indirectly in each of the subsidiary or take over the shares in any company or relinquish any shares in any company;

s.	take any corporate actions or investments related to any subsidiary of the Company;

t.	use any right of the shareholders in the Company’s subsidiary, or any other company in which the Company has share participation;

u.	approve the payment of any bonus or similar payment to the Company’s employees or change the remuneration structures of employees;

v.	undertake a merger, consolidation, acquisition or separation, each as defined under the Law No 40 of 2007 on Limited Liability Company (as amended from time to time);

w.	establish or change the Company’s asset liability management policy;

x.	establish or change standing delegations among members of the Board of Directors relating to signing authority limits for expenditures, asset purchases and sales, loans and other commitments;

y.

engage in any other material transactions or matters as may be determined by the Board of Commissioners from time to time having a value of the lower of 5% (five percent) or more of total revenue, or 2.5% (two and a half percent) or more of non current assets of the Company on a consolidated basis as set out in its audited consolidated financial statements.

The Board of Commissioners shall be obligated to determine thresholds in respect of the actions referred to in paragraph 4 point a through 4 point h, 4 point j and 4 point u of this Article and shall be entitled to change the thresholds from time to time. In the event actions are taken within the applicable thresholds, then the approval from the Board of Commissioners shall not be required.

In granting a written approval for the actions as referred in paragraph 4 of this Article, the Board of Commissioners shall observe the prevailing capital market regulations.

5.	In addition to the matters referred in paragraph 4 of this Article, the GMS may determine other limitations and/or requirements.

6.

Any legal action to (i) transfer or dispose the Company’s assets within 1 (one) financial year; or (ii) encumber the Company’s assets, comprising of more than 50% (fifty percent) of the Company’s net assets, either in one or more independent or inter related transactions, must be approved by the GMS subject to the following:

a.

attended by the shareholders or their duly authorized proxies representing at least  3/4 (three-fourth) of the total issued shares with valid voting rights and the resolution thereof shall be approved by more than  3/4 (three-fourth) of the total votes validly cast in the GMS;

b.

if the quorum as referred to paragraph a above is not reached, then a second GMS may be convened. The second GMS shall be valid and may adopt binding resolution if attended by the shareholders or their proxies representing at least 2/3 (two-third) of the total issued shares with valid voting rights and the resolution thereof shall be approved by more than  3/4 (three-fourth) of the total votes validly cast in the GMS;

c.

in the event the attendance quorum as mentioned in paragraph 6 point b of this Article is not reached, then upon request from the Company, the quorum for attendance, the number of votes to adopt a resolution, invitation and time to convene the GMS shall be determined by the Chairman of Bapepam and LK.

7.

The President Director shall be authorized to act on behalf of the Board of Directors. In the event the President Director is absent or unavailable due to any reason whatsoever, such absence of which does not need to be proven to third parties, then the Deputy President Director, or (if the Deputy President Director is absent or unavailable due to any reason whatsoever, such absence of which does not need to be proven to third parties), one of the Directors appointed by the President Commissioner shall be authorized to act on behalf of the Board of Directors.

8.

The Board of Directors shall be entitled to appoint one or more than one person as its representative or proxy, by granting him/her (them) the authority to carry out certain actions as set forth in the power of attorney.

9.	The distribution of duties and/or work among the members of the Board of Directors shall be determined by the GMS and such authorities may be delegated by the GMS to the Board of Commissioners.

In the event the GMS does not make such determination and does not make such delegation of its authority to the Board of Commissioners, the matter can be determined by the Board of Directors. Organizational structure of the Company is subject to prior approval by the Board of Commissioners.

10.

In administrating and/or managing the Company, the Board of Directors shall implement the resolutions adopted by the GMS and/or the Board of Commissioners in accordance with the provision of the Law No 40 of 2007 on Limited Liability Company (as amended from time to time).

11.

In the event of an occurrence of a conflict of interest between the Company and the interest of a member of the Board of Directors, with the approval of the Board of Commissioners, the Company shall then be represented by another member of the Board of Directors. If such conflict involves all members of the Board of Directors, the Company shall then be represented by the Board of Commissioners or a member of the Board of Commissioners designated by the President Commissioners. In the event no members of the Board of Commissioners are available, the GMS shall appoint one or more person to represent the Company in carrying out the duties referred in this paragraph.

12.

The Board of Directors shall prepare and perform the Annual Work Plan. No later than 60 (sixty) days prior to the commencement of the new financial year, the Board of Directors shall be obligated to submit the Company’s Annual Work Plan and Budget to the Board of Commissioners for its approvals.

MEETINGS OF THE BOARD OF DIRECTORS

Article 18

1.

The Board of Directors shall convene a meeting any time it is deemed necessary by the President Director or the Deputy President Director or based on the proposal of at least more than 1/3 (one third) of the total members of the Board of Directors by stating the matters to be discussed. The Meeting of the Board of Directors shall be convened at the domicile of the Company or at the Company’s principal place of business or at any places as determined by the Board of Directors.

The summon for the meeting of the Board of Directors shall be served at least 7 (seven) days prior to the date of the meeting, in the event that all members of the Board of Directors are present, such prior notice shall not be required and the meeting shall be entitled to adopt valid and binding resolutions.

Without prejudice to the above provision, the meeting of the Board of Directors may also be convened via teleconference, videoconference or by other electronic media or similar communication system where the participating members of the Board of Directors can communicate to each other and such participation will be deemed as a direct presence in the meeting.

Any discussion carried out and resolutions adopted in the meeting of the Board of Directors via teleconference, videoconference or by other electronic media or similar communication system shall be set forth in a minutes of meeting that will be circulated to the members of the Board of Directors who participated in the said meeting to be reviewed and ratified.

2.	A meeting of the Board of Directors shall be deemed valid and entitled to adopt binding resolutions if attended by at least more than 1/2 (one half) of the total members of the Board of Directors.

3.

All meetings of the Board of Directors shall be chaired by the President Director, (in the event of his/her absence or unavailability) by the Deputy President Director and (in the event the Deputy President Director is absent or unavailable) by one member of the Board of Directors present.

4.

All resolutions of the meeting of the Board of Directors shall be adopted by means of deliberation to reach a consensus. Failing this, the resolutions shall be adopted based on a majority of the vote and in the event there is an equal number of the approving votes and the disapproving vote, the President Director shall determine it.

Each member of the Board of Directors shall be entitled to cast one vote for him/herself and one additional vote for another member of the Board of Directors he/she is representing.

5.

Minutes shall be drawn up for all matters discussed and resolved in the meeting of the Board of Directors, which shall be signed by the Chairperson of the meeting and by one of the members of the Board of Directors appointed by and amongst those who are present.

6.	A member of the Board of Directors may be represented at a meeting only by another member of the Board of Directors by virtue of a written power of attorney explicitly granted for such purpose.

7.	Binding resolutions may also be adopted in lieu of a meeting of the Board of Directors providing that the resolution is approved in writing and signed by all members of the Board of Directors.

CONFLICT OF INTEREST

Article 19

1.

A transaction that involves a conflict of interest, namely involving a difference of interest between the economic interest of the Company and the personal economic interest of a member of the Board of Directors, a member of the Board of Commissioners or the principal shareholder, which may adversely affect the Company due to unfair pricing, and the transaction concerned is not exempted pursuant to the prevailing capital market regulations, may be entered into by the Company in the event an approval is obtained from the independent shareholders in the GMS especially convened for such purpose.

2.

A GMS to resolve matters that involve a conflict of interest shall be convened in accordance with the provisions in Article 15 paragraph 7 of the Company’s Articles of Association and the prevailing capital market regulations.

BOARD OF COMMISSIONERS

Article 20

1.	The Board of Commissioners shall consist of at least 3 (three) members, one of whom shall hold the position as a President Commissioner.

2.

The members of the Board of Commissioners shall be appointed and dismissed by the GMS, under the condition that 1 (one) of members of the Board of Commissioners shall be appointed from a candidate nominated by the holder of the series A share.

3.

The members of the Board of Commissioners shall be given a salary, incentives, insurances, tantiem as well as other facilities and allowances, including retirement benefits, of which amount shall be determined by the GMS. Tantiem can be (i) allocated in the budget and calculated as cost, if the tantiem is given based on performance of the Company and/or (ii) given from net profits of the Company.

4.

The members of the Board of Commissioners shall be appointed for a period commencing from the date of the GMS that appointed them and ending at the closing of the 4th (fourth) Annual GMS subsequent to the date of their appointment, without prejudice to the right of the GMS to dismiss the members of the Board of Commissioners at any time before the end of their term of office in the event the members of the Board of Commissioners are deemed unfit to perform their duty pursuant to these Articles of Association and/or a resolution of the GMS.

Such dismissal shall become effective as of the closing of said GMS, unless determined otherwise by the GMS. Subsequent to the end of their term of office, the members of the Board of Commissioners may be reappointed by the GMS.

5.	Other than the provision in paragraph 4 above, the office term of the Board of Commissioner shall end, in the following events :

a.	such member no longer fulfills the requirements in the prevailing laws and regulations;

b.	such member is prohibited from becoming a member of the Board of Directors pursuant to the prevailing laws or legislation;

c.	such member resigns by submitting a written notice; or

d.	such member passes away.

6.

In the event the member of the Board of Commissioners resigns, a written notification must be submitted by the said resigning Commissioners to the Company. The Company shall convene a GMS to determine the resignation of the member of the Board of Directors within the period at the latest of 60 (sixty) days after the acceptance of the resignation letter.

7.

In the event that the Company does not convene GMS within the period referred to in paragraph 6 of this Article, then with the lapse of such period, the resignation of the members of the Board of Commissioners becomes valid without the approval from GMS.

8.

In the event the members of the Board of Commissioners resign, which caused the number of members of the Board of Commissioners become less than 3 (three) persons, then such resignation will be valid when it is determined by the GMS and the new members of the Board of Commissioners have been appointed so that the qualification on minimum number of members of the Board of Commissioners is met.

If due to any reason whatsoever, a position in the Board of Commissioners becomes vacant, so as to cause the number of the members of the Board of Directors to become less than the minimum required number of Board of Commissioners, then a GMS shall be convened to fill the said vacant position.

9.	The allocation of duties among members of the Board of Commissioners shall be agreed among themselves.

DUTIES AND AUTHORITIES OF THE BOARD OF COMMISSIONERS

Article 21

1.	The following are the duties of the Board of Commissioners:

a.

To supervise the management of the Company including the development plan of the Company, realization of the Annual Work Plan and the Budget of the Company, the provisions of the Articles of Association and the resolutions of the GMS and to advise the Board of Directors of the Company.

b.

To perform the duties, authorities, and responsibilities in accordance with the provisions in the Articles of Association of the Company, the resolutions of the GMS and the prevailing statutory regulations.

c.	In carrying out supervision, the Board of Commissioners shall represent the interests of the Company.

d.	In carrying out supervision, the Board of Commissioners shall be responsible to the GMS.

2.

The Board of Commissioners in performing their task shall obey the provisions in the Company Law, the prevailing regulations in capital market and other prevailing laws and regulations relevant to the Company’s business activities.

3.

The members of the Board of Commissioners shall, collectively or individually, at any time have access to the buildings and premises of or other places used or controlled by the Company and have the right to examine books, evidence letters, supply of goods, to examine and check the cash position (for verification purposes) and other securities, and to know all actions taken by the Board of directors.

4.

The Board of Commissioners shall be entitled, for the account of the Company, to request assistance from experts for carrying out the examination, and/or assign the Secretary to perform the administrative work.

5.	The Board of Directors shall give information on all matters requested by the members of the Board of Commissioners or their assisting experts.

6.

The Board of Commissioners, by simple majority vote, shall at any time be entitled to suspend one or more members of the Board of Directors, if he (they) act in contravention of these Articles of Association or neglect his (their) obligations or for other urgent reasons to the Company. Such suspension must be notified in writing within 2 (two) days following the resolution to suspend such Director, to the person concerned stating the reasons for such action, with copies to the Board of Directors. Within 45 (forty five) days after the suspension, the Board of Commissioners shall convene an Extraordinary GMS, which shall decide whether the suspended Director must be dismissed or reinstated in his position, whereas the suspended members of the Board of Directors must be given opportunity to attend the meeting and defend himself. The Meeting shall be chaired by the President Commissioner and if he is not present at the meeting or unable to attend, of which impediment no evidence to third parties shall be required, the Meeting will be chaired by one of the members of the Board of Commissioners present at the Meeting.

7.	In the event a GMS is not convened or cannot adopt a resolution within 45 (forty five) days after the suspension, such suspension shall automatically become void by operation of law.

Article 22

In connection with the duties of the Board of Commissioners mentioned in Article 21 of these Articles of Association, the Board of Commissioners shall be obliged:

1.	to give its opinion and suggestions to the GMS on the annual financial report and other important matters.

2.

to approve the Company’s Annual Work Plan and Budget within at the latest 30 (thirty) days prior to the commencement of the Company’s Financial Year. In case the Company’s Annual Work Plan and Budget are not approved within the above period, the Company’s Annual Work Plan and Budget of the previous year shall apply;

3.	to give its opinion and suggestions to the GMS on all other matters deemed significant for the management of the Company;

4.	to propose the appointment of an Accountant to perform the examination of the financial situation of the Company, to be reported to the GMS;

5.	to perform other supervisory tasks as determined by the GMS.

MEETINGS OF THE BOARD OF COMMISSIONERS

Article 23

1.

The Board of Commissioners shall meet at least once every 3 (three) months, at which meeting the Board of Commissioners may invite the Board of Directors. The meeting of the Board of Commissioners shall be convened at the Company’s domicile or at other place of business of the Company or at any place as determined by the Board of Commissioners.

With due observance to the above provision, a Board of Commissioners meeting may also be held through teleconference, videoconference or by other electronic media or similar communication system where participating members of the Board of Commissioners can communicate to each other and the participation in such meeting will be deemed as a direct presence at the meeting.

Any discussion and resolution in a meeting of the Board of Commissioners using teleconference, videoconference or by other electronic media or similar telecommunication system must be set out in a minutes of meeting which will be circulated to the participating members of the Board of Commissioners for review and ratification by the Chairman and by one of the participating members of the Board of commissioners who is appointed by those who participated.

2.

The Board of Commissioners may also convene a meeting at any time deemed necessary by the President Commissioner or at the proposal of at least 1/3 (one-third) of the total members of the Board of Commissioners, at which meeting the Board of Directors may also be invited. Invitations for the Board of Commissioners and the Board of Directors shall be served at least 14 (fourteen) days prior to the meeting. If all members of the Board of Commissioners are present such prior invitation shall not be required.

3.	The Meeting of the Board of Commissioners shall be valid and entitled to adopt binding resolutions, if attended by at least more than 1/2 (one-half) of the total members of the Board of Commissioners.

4.

All meetings of the Board of Commissioners shall be chaired by the President Commissioner and in his absence or disability, the meeting will be chaired by another member of the Board of Commissioner appointed by and from amongst those present.

5.

All resolutions at the meeting of the Board of Commissioners shall be adopted by deliberation for a consensus. If by deliberation no consensus is reached, the resolution of the meeting of the Board of Commissioners shall be adopted by simple majority vote, and in the event of a tie vote, the proposal shall be considered as rejected, except when it concerns an individual the decision may be made by the President Commissioner. Each member of the Board of Commissioners shall be entitled to cast one vote for himself and one additional vote for each member of the Board of Commissioners he presents.

6.

Of all matters discussed and resolved at a meeting of the Board of Commissioners, minutes shall be drawn up and signed by the Chairperson of the meeting and by one of the members of the Board of Commissioners appointed from amongst those present.

7.

A member of the Board of Commissioners may be represented at a meeting only by another member of the Board of Commissioners by virtue of a written power of attorney specifically granted for such purpose.

Binding resolutions may also be adopted without convening a meeting of the Board of Commissioners, provided that the decision is approved in writing and signed by all members of the Board of Commissioners.

ACCOUNTS AND LIABILITY

Article 24

1.	The financial year of the Company is a calendar year and each year at the end of December the books of the Company shall be closed.

2.

After the lapse of a period of 90 (ninety) days as from the closing of the books, the Board of Directors shall submit to the Board of Commissioners an annual report consisting of a balance sheet and profit and loss statement of the financial year concerned audited by a Public Accountant.

3.

The Board of Commissioners shall peruse and appraise the report as mentioned in paragraph 2, for which purpose it may request the assistance of an expert for the account of the Company, and to whom the Board of Directors is obliged to give any information required.

4.

The Board of Commissioners shall report on the perusal and appraisal of the report mentioned in paragraph 2 to the GMS with due observance of the examination report from the accountant designated by the GMS.

5.	The GMS shall decide on the acceptance of the balance sheet and the profit and loss statement and other reports examined by the Accountant designated by the GMS.

6.

As from the date of the invitation for the GMS up to the date of closing of the meeting, the balance sheet and profit and loss statement and the related annual report must be made available at the offices of the Company for inspection by the shareholders.

7.

Approval of the balance sheet and the profit and loss statement by the Annual GMS shall mean the granting of full discharge and acquittal (acquit et de charge) to the Board of Commissioners and the Board of Directors from their responsibilities for their actions in respective fields within the financial year concerned, to the extent that such actions are recorded in the books of the Company.

8.	The Company shall announce the Balance Sheet and Profit/Loss Statement in Indonesian newspaper with nationwide circulation in accordance to the prevailing capital market laws and regulations.

MERGER, CONSOLIDATION, ACQUISITION AND DEMERGER

Article 25

1.	a.

With due observance of the provisions of prevailing laws and regulations then Mergers, Consolidations, Acquisitions and Demerger of the Company may only be carried out by virtue of the resolution of the GMS attended by holders of series A share and the other shareholders or their lawful proxies who jointly represent at least 3/4 (three-fourths) of the total number of shares with valid voting rights and the resolutions shall be approved by holders of the series A share and the other shareholders who jointly represent more than 3/4 (three-fourths) of the total number of votes cast at the meeting. The Acquisition as mentioned in paragraph 1 point a of this Article 25 of the Articles of Association of the Company is as defined in Law No. 40 of 2007 regarding Limited Liability Company and its amendments and implementing regulations thereto and the amount of such acquisition is a material amount as mentioned in the Capital Market Regulations.

b.

In the event the quorum as mentioned in paragraph 1 point a above is unable to be reached, a Second GMS may be held. The Second GMS shall be lawful and entitled to adopt binding resolutions if the meeting is attended by the holder of the series A share and the other shareholders or their lawful proxies who jointly represent at least 2/3 (two-thirds) of the total number of shares with valid voting rights and the resolution is approved by the holder of the series A share and the other shareholders who jointly represent more than 3/4 (three-fourths) of the number of lawful votes cast at the GMS.

c.

In the event the quorum as referred in paragraph 1 point b above is unable to be reached, then at the request of the Company, the quorum, number of votes to adopt a resolution, invitation and time to convene the GMS shall be determined by the Chairman of Bapepam and LK, provided that in order so that the resolution becomes lawful the GMS must be attended and approved by the holder of the series A share or their proxy.

2.

The Board of Directors shall publish in 2 (two) daily newspapers, one of which in the Indonesian language with nationwide circulation and the other in the English language as provided by the Board of Directors, concerning the plan of Merger, Consolidation, Acquisition and Demerger of the Company at least 30 (thirty) days before the invitation for the GMS, unless otherwise stipulated by the prevailing legislations in the capital market sector.

APPROPRIATION OF PROFITS

Article 26

1.

The net profit as determined by the GMS, after deduction of the corporate tax, shall be used as a reserve fund, dividend and for other purposes, the percentage of which shall be determined annually by the GMS.

2.

If the profit and loss statement in a certain financial year show a loss, the loss shall remain recorded in the books of the Company and for the subsequent years the Company shall be considered as not making any profit, as long as the loss recorded has not yet been fully covered, such without prejudice to the prevailing regulations.

3.	Dividends left unclaimed within 5 (five) years after being available for payment, shall no longer be paid out and shall be entered into the reserve fund of the Company.

4.

Interim dividends may be distributed if the financial condition of the Company so permits based on a resolution of a Meeting of the Board of Directors and the Board of Commissioners, provided that they will be set off against the dividends to be approved by the next Annual GMS.

5.

Notices concerning dividends and interim dividends shall be announced in at least 2 (two) daily newspapers, one of which published in the Indonesian language with wide/national circulation and the other in English, and also announced on the stock exchange where the shares are listed.

6.	With respect to the shares listed on the stock exchange, the regulations at the stock exchange where the shares are listed shall apply.

RESERVE FUND

Article 27

1.	The Company shall use its net profit as its reserve fund up to the amount of the reserved fund is equal to 20% (twenty percent) of paid up and issued capital of the Company.

2.	An existing reserve fund that may be used to cover any future losses, the amount of which shall be determined by the GMS.

3.	The reserve fund may be used for capital expenditure or for other purposes as decided by the GMS, but only for in the interest of the Company.

4.

Subject to the resolutions of the GMS, the Board of Directors shall administer the reserve fund and endeavor that such reserve fund shall be profit-bearing. Any interest and other profits earned from such reserve fund shall be entered in the profit and loss statement.

AMENDMENT TO THE ARTICLES OF ASSOCIATION

Article 28

1.

Amendments to the Articles of Association is stipulated by a resolution of GMS attended by the shareholders and/or their duly authorized representatives jointly representing at least 2/3 (two-thirds) of the total issued shares of the Company having valid voting right, and the resolution of the Extraordinary GMS must be approved by the shareholders and/or their duly authorized representative jointly representing more than 2/3 (two-thirds) of the total votes cast, provided that in the event of any amendment to the provisions regarding the rights of the series A share as stipulated in these Articles of Association, the objective and purposes of the Company, increase of capital without pre-emptive rights over shares, Merger, Consolidation, Acquisition and Demerger, as well as Dissolution and Liquidation of the Company, the Extraordinary General Meeting Shareholders as referred in this paragraph 1 of Article 28 of these Articles of Association is valid only if attended by and the resolutions of which approved by the holder of series A share.

2.

The amendment of the provisions in these Articles of Association concerning the change of name and/or the domicile of the Company, purpose and objective and the business activities of the Company, the amount of authorized capital, the reduce of issued and paid up capital, and the change of the status of the Company from private company to public company or vice versa, shall obtain the approval from the Minister of Law and Human Rights.

3.

The amendment of Articles of Association other than concerning the matters as referred to in paragraph 2 of this article shall only be notified to the Minister of Law and Human Rights within the period at the latest of 30 (thirty) days as of the date of the notary deed containing such amendments.

4.

With respect to the reduction of the authorized capital or the subscribed capital, the Board of Directors shall announce to the creditors of the Company concerning the said matter at least in 2 (two) daily newspapers, one of which in the Indonesian language with wide/national circulation and the other in English, within the period at the latest of 7 (seven) days after the date of the GMS resolution on such capital reduction.

5.

Without prejudice to the quorum and the approval of the holder of series A share as stipulated in the Article 28 paragraph 1 of these Articles of Association, in the event the quorum mentioned in paragraph 1 is not reached, a second GMS may be convened for the same purposes on terms as provided in paragraph 3 Article 13 of these Articles of Association, and the resolution in the second Extraordinary GMS shall be valid if the meeting is attended by the shareholders jointly representing at least 3/5 (three-fifths) of the total issued shares of the Company having valid voting right, and approved by shareholders representing more than 1/2 (one half) of such total votes.

6.

Without prejudice to the quorum and the approval of the holder of series A share as stipulated in the Article 28 paragraph 1 of these Articles of Association, in the event the quorum as mentioned in paragraph 5 above is not reached, then at the request of the Company, the attendance quorum, total votes to adopt a resolution, invitation and time to convene a GMS shall be determined by the Chairman of Bapepam and LK.

7.	Matters that have been stated in the above must be carried out with the approval of the competent authorities, if required.

DISSOLUTION, BANKRUPTCY AND LIQUIDATION

Article 29

1.

With the observance of the provisions of the prevailing statutory regulations, dissolution and the submission of application for Bankruptcy may only be carried out based on a resolution of the GMS attended by the holder of the series A share and the other shareholders or their lawful proxy who jointly represent at least 3/4 (three-fourths) of the total number of shares with valid voting right and the resolution shall be approved by the holder of the series A share and the other shareholders who jointly represent more than 3/4 (three-fourths) of the total votes cast at the Meeting.

2.

If the Company is dissolved, both due to the expiration of its term or is dissolved based on a resolution of the GMS or declared dissolved based on a court decree, or due to any other reasons provided in the prevailing regulations, liquidation shall be carried out by a liquidator. In liquidation, the liquidators shall add behind the name of the Company “in liquidation”.

3.	a.

In the event the quorum as mentioned in paragraph 1 above is not reached, a second GMS may be held. The second GMS shall be lawful and entitled to adopt binding resolutions if attended by the holder of the series A share and the other shareholders or their lawful proxy who jointly represent at least 2/3 (two-thirds) of the total number of shares with valid voting right and the resolution is approved by the holder of the series A share and the other shareholders who jointly represent more than 3/4 (three-fourths) of the number of valid votes cast at the GMS.

b.

In the event the quorum as mentioned in paragraph 3 point a above is not reached, then at the request of the Company, the quorum, number of votes to adopt a resolution, invitation and time to convene the GMS shall be determined by the Chairman of the Bapepam and LK, provided that in order that resolution shall be lawful, the GMS shall be attended and approved by the holder of the series A share or its proxy.

4.

The Board of Directors shall act as liquidator if required by the prevailing regulations. The balance of the liquidation account, after payment of all debts and obligations of the Company, shall be used to pay all shares of the Company, if possible at a price as written on the share certificates. The remaining balance of the liquidation account shall be distributed according to the resolution of the GMS.

5.	The remuneration for the liquidator shall be determined by the GMS or by a court ruling.

6.

The liquidators shall register the decision to dissolve the Company in the company register, publish in the State Gazette and in 2 (two) daily newspapers, one of which in the Indonesian language with wide/national circulation and the other one in English, and shall notify the Minister of Law and Human Rights at the latest 30 (thirty) days as from the date the Company is dissolved.

7.

These Articles of Association as contained in the deed of establishment and future amendments thereof shall remain applicable up to the date of approval of the liquidation account by the GMS and the granting of full discharge and acquittal to the liquidators.

MISCELLANEOUS

Article 30

All matters that are not provided for or not adequately covered in these Articles of Association shall be decided by the GMS.

Further, the appearer in his aforementioned capacity hereby states:

The shareholders have fully paid up the 5,433,933,500 (five billion four hundred and thirty-three million nine hundred and thirty-three thousand five hundred) shares as stated in Article 4 pr 2 of the Articles of Association, consisting of 1 (one) Series A share and 5,433,933,499 (five billion four hundred and thirty-three million nine hundred and thirty-three thousand four hundred ninety nine) series B shares, with a nominal value of Rp. 543,393,350,000.00 (five hundred and forty-three billion three hundred and ninety-three million three hundred and fifty thousand Rupiah), with a current shareholding composition as follows:

a.

Republic of Indonesia, with 1 (one) series A shares and 776,624,999 (seven hundred and seventy-six million six hundred and twenty-four thousand nine hundred and ninety-nine) series B shares or having a total nominal value of Rp 77,662,500,000.00 (seventy seven billion six hundred and sixty-two million five hundred thousand Rupiah)

b.

Indonesia Communications Pte. Ltd, with 3,532,056,600 (three billion five hundred thirty two million fifty six thousand and six hundred) series B shares having a total nominal value of Rp 353,205,660,000 (three hundred and fifty three billion two hundred and five million six hundred and sixty thousand Rupiah);

c.

The Public, with 1,125,251,900 (one billion one hundred and twenty five million two hundred and fifty one thousand and nine hundred) series B shares or having a total nominal value of Rp112,525,190,000 (one hundred and twelve billion five hundred and twenty five million one hundred and ninety Rupiah).

The composition of the Company’s Board of Directors and Board of Commissioners shall become as follows:

BOARD OF DIRECTORS

President Director	:

Mr. HARRY SASONGKO TIRTOTJONDRO, born in Bandung, on 17th (seventeenth) of December 1959 (nineteen fifty-nine), employee, domiciled in Jakarta, Jalan Ciasem III Number 11, Rukun Tetangga 003/Rukun Warga 004, Kelurahan Rawa Barat, Kecamatan Kebayoran Baru, Jakarta Selatan, holder of Identity Card Number 09.5308.171259.0550, Indonesian Citizen.

Director	:

Mr. KAIZAD BOMI HEERJEE, born in India on 30th (thirtieth) of January 1964 (nineteen sixty-four), entrepreneur, domiciled at 51 Cuppage Road #10-11/17, StarHub Centre, Singapore 229469, holder of Singaporean passport number S2668470F, Singaporean citizen.

Director	:

Mr. FADZRI SENTOSA, born in Jakarta on 6th (sixth) of May 1963 (nineteen sixty-three), entrepreneur, domiciled in Jakarta, Jalan Pejompongan Number 11, Rukun Tetangga 007/Rukun Warga 005, Kelurahan Bendungan Hilir, Kecamatan Tanah Abang, Central Jakarta, holder of Identity Card Number 09.5007.060563.0038, Indonesian Citizen.

Director	:

Mr. PETER WLADYSLAW KUNCEWICZ, born in Coventry on 19th (nineteenth) of December 1953 (nineteen fifty-three), entrepreneur, having an address at Jalan Medan Merdeka Barat, Number 21, Central Jakarta, holder of United Kingdom of Great Britain and Northern Ireland passport number 704726772, British citizen.

Director	:

Mr. STEPHEN EDWARD HOBBS, born in Chatham on 28th (twenty-eighth) of September 1950 (nineteen fifty), entrepreneur, having an address at Jalan Medan Merdeka Barat, Number 21, Central Jakarta, holder of United Kingdom of Great Britain and Northern Ireland passport number 500318477, British citizen.

Subject to the condition that Mr. HARRY SASONGKO TIRTOTJONDRO shall commence serving as President Director as of 11th (eleventh) of August 2009 (two thousand nine), Mr. PETER WLADYSLAW KUNCEWICZ shall commence serving as Director as of 1st (first) of September 2009 (two thousand nine), and Mr. STEPHEN EDWARD HOBBS shall commence serving as Director of the Company as of the adjournment of this Meeting on 11th (eleventh) of June 2009 (two thousand nine);

BOARD OF COMMISSIONERS

President Commissioner	:

Mr. ABDULLA MOHAMMED S.A. AL THANI, born in Qatar on 20th (twentieth) of October 1959 (nineteen fifty-nine), entrepreneur, having an address at PO Box 217 Qtel Tower, 26th floor, West Bay, Doha, Qatar, holder Qatari passport number S012222, Qatari citizen;

Commissioner	:

Mr. JARMAN, born in Bondowoso on 23rd (twenty-third) of March 1957 (nineteen fifty-seven), entrepreneur, domiciled at Pondok Duta Blok AA.2, Number 14, Rukun Tetangga 01/Rukun Warga 23, Kelurahan Bakti Jaya, Kecamatan Sukmajaya, Kota Depok, holder of Identity Card number 32.77.73.1008.11036/73027099, Indonesian citizen;

Commissioner	:

Mr. RIONALD SILABAN, born in Riau on 23rd (twenty-third) of April 1966 (nineteen sixty-six), entrepreneur, domiciled in Jakarta at Jalan Panglima Polim IV Number 14, Rukun Tetangga 007/Rukun Warga 004, Kelurahan Melawai, Kecamatan Kebayoran Baru, Jakarta Selatan, holder of Identity Card number 09.5307.230466.0172, Indonesian citizen;

President Commissioner	:

Mr. Doctor NASSER MOHD. A. MARAFIH, born in Qatar on 9th (ninth) of January 1961 (nineteen sixty-one), entrepreneur, having an address at PO Box 217 Qtel Tower, 26th floor, West Bay, Doha, Qatar, holder Qatari passport number 00774758, Qatari citizen;

Commissioner	:

Mr. RACHMAD GOBEL, born in Jakarta on 3rd (third) of September 1962 (nineteen sixty-two), entrepreneur, domiciled in Jakarta at Jalan Profesor Supomo, Sarjana Hukum, Number 55A, Rukun Tetangga 013/Rukun Warga 003, Kelurahan Tebet Barat, Kecamatan Tebet, Jakarta Selatan, holder of Identity Card number 09.5301.030962.0228, Indonesian citizen;

Commissioner	:

Mr. RICHARD FARNSWORTH SENEY, born in Virginia on 31st (thirty-first) of May 1954 (nineteen fifty-four), entrepreneur, having an address at Jalan Medan Merdeka Barat, Number 21, Central Jakarta, holder of United States passport number 435646936, United States citizen.

Independent Commissioner	:

Mr. SETYANTO PRAWIRA SANTOSA, born in Gombong on 9th (ninth) of August 1946 (nineteen forty-six), entrepreneur, domiciled in Jakarta at Jalan Cianjur Number 6, Rukun Tetangga 007/Rukun Warga 004, Kelurahan Menteng, Kecamatan Menteng, Jakarta Pusat, holder of Identity Card number 09.5301.090846.0501, Indonesian citizen.

Independent Commissioner	:

Mr. SOEPRAPTO, born in Tegal, on 10th of June 1946 (nineteen forty-six), entrepreneur, domiciled in Jakarta at Jalan Kencur I.L Number 21-22, Rukun Tetangga 008/Rukun Warga 008, Kelurahan Cibubur, Kecamatan Ciracas, Jakarta Timur, holder of Identity Card number 09.5410.100646.0235, Indonesian citizen;

Independent Commissioner	:

Mr. THIA PENG HEOK GEORGE, born in Singapore, on 30th (thirtieth) of November 1948 (nineteen forty-eight), entrepreneur, domiciled in Singapore, 31 Mont Sinai Rise #12-05, Singapore 27693, holder of Singaporean passport number S1051486Z, Singaporean citizen;

Independent Commissioner	:

Mr. MICHAEL FRANCIS LATIMER, born in Virginia, on 4th of September 1949 (nineteen forty-nine), entrepreneur, having an address at 76/3 The Lofts Sathon, Soi Meksawat, Chongnonsi, Bangkok 10120, Thailand, holder of United States passport number 710935236, United States citizen.

Further, the appearer in his aforementioned capacity declares that in connection with the above resolutions a power of attorney is conferred upon me, Notary, and/or Mr. Doctorandus BAMBANG TEDJO ANGGONO BUDI, Bachelor of Law, employee of the Notary office, acting jointly or individually, with right of substitution, to apply for approval from the competent authorities, including but not limited to the Minister of Law and Human Rights of the Republic of Indonesia in accordance with the prevailing provisions of the law and, to that end, appear as necessary, prepare, cause to be prepared and sign letters of application, deeds and other letters, and further do all things desirable or necessary to achieve the above, without exception.

The appearer is acquainted with me, Notary.

AS SUCH THIS DEED

Has been prepared as a minute and executed in Central Jakarta on the day and date as stated at the beginning of this document, in the presence of witnesses:

1.

Mr. JOSE DIMAS ATRIA, Bachelor of Law, born in Semarang on 14th (fourteenth) of April 1980 (nineteen eighty), privately employed, domiciled in Jakarta, Jalan Bunga Anggrek Number 25, Rukun Tetangga 010/Rukun Warga 02, Kelurahan Cipete Selatan, Kecamatan Cilandak, South Jakarta, holder of Identity Card Number 52.08.050.14.04.80.56303;

2.

Ms. SEPTI NOTARIANA, Bachelor of Law, born in Bandar Lampung on 24th (twenty-fourth) of September 1980 (nineteen eighty), privately employed, domiciled in Jakarta, Sudirman Tower Condominium (STC) Tower C-6D, Jalan Garnisun Dalam, Kelurahan Karet Semanggi, Kecamatan Setiabudi, Jakarta Selatan, holder of Identity Card number 08.5008.640980.0011;

both of whom I, Notary, am acquainted with, as witnesses.

Upon this deed having been duly read by me, Notary, to the appearer and witnesses, the same is signed by the appearer, witnesses and me, Notary.

This Deed of Minute has been duly signed.

Provided as identical copy.

Substitute Notary in Jakarta

[seal]
[signature]
(AULIA TAUFANI, S.H.